Exhibit 99.1
Press Release | For Distribution

Zix Acquires Greenview Data to Expand Its Email Security Solutions

Addition of advanced threat protection, antivirus, anti-spam and archiving capabilities enables Zix to address customer demand for an all-in-one solution

DALLAS — Mar. 15, 2017 — Zix Corporation (Zix), (Nasdaq: ZIXI), a leader in email encryption, has acquired Greenview Data, an email security company, for approximately $6.5 million in cash. With the acquisition, Zix adds advanced threat protection, antivirus, anti-spam and archiving capabilities to its industry-leading email encryption to deliver a comprehensive email security solution for customers that demand bundled services.

“Our customers, especially our small- and medium-sized businesses, are increasingly requesting that we provide additional email protection services,” said Dave Wagner, Chief Executive Officer at Zix. “The acquisition of Greenview Data enables us to meet our customers’ needs, preserve our leadership position in email encryption, and expand our opportunities for growth with add-on business in a larger total addressable market.”

In the “Forecast Analysis: Information Security, Worldwide, 3Q16 Update” report, Gartner Research estimates the total addressable market of secure email gateways to be $1.4 billion in 2017, worldwide. Gartner Research defines secure email gateway as providing “basic message transfer agent functions; inbound filtering of spam, phishing, malicious and marketing emails; and outbound data loss prevention (DLP) and email encryption.”

Located in Ann Arbor, Mich., Greenview Data launched into the email security industry with SpamStopsHere solution in 2002. As its customers faced evolving threats, Greenview Data expanded its solutions to protect against viruses, malware, ransomware and other malicious emails.

“Email spam, viruses, malware and the latest threats all share a common theme – they’re all unwanted. With that foundational understanding, our solutions and the team behind them adapt to protect our customers from any type of malicious emails,” said Ted Green, co-founder of Greenview Data. “Delivering such an advanced product has allowed us to keep our customers’ trust and grow our business to more than 4,000 customers. We’re excited to join Zix, combine our solutions and people, and increase our customer base to help even more people protect their email and businesses.”

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In addition to its solutions, Zix’s acquisition of Greenview Data was a good fit based on its employees’ expertise in email security and its reputation for outstanding customer success.

“Our customers know us as the premier choice. It’s reflected in our solutions, our people and customer engagement from sales to support,” said Wagner. “We are excited that Greenview Data aligns well with that expectation and look forward to welcoming Greenview Data employees and customers to Zix.”

Greenview Data customers can continue to manage and purchase their solutions through Greenview Data’s customer portal. Support continues to be delivered by the full and existing Greenview Data staff, and future communication will inform customers about any changes.

Zix customers can continue to manage and purchase email encryption as a standalone solution. Please visit www.zixcorp.com for future all-in-one email security solutions.

Zix currently expects the transaction to have no material impact on revenue and new first year orders for the first quarter of 2017. For the full year 2017, Zix expects subscription revenue from the acquisition to contribute approximately $1.5 million and expects operating cash flow to be neutral. Zix management will provide additional details on the acquisition and financial outlook on the company’s first quarter earnings call.

About Zix Corporation

Zix Corporation (Zix) is a leader in email encryption. Zix also offers superior solutions in email data loss prevention and email bring your own device (BYOD) security. Zix is trusted by the nation’s most influential institutions in healthcare, finance and government for easy-to-use secure email solutions that meet data protection and compliance needs. Zix is publicly traded on the Nasdaq Global Market under the symbol ZIXI. For more information, visit zixcorp.com.

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Statements in this release that are not purely historical facts or that necessarily depend upon future events, including statements about forecasts of sales, revenue or earnings, potential benefits of strategic relationships, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Zix on the date this release was issued. Zix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to market acceptance of new Zix solutions and how privacy and data security laws may affect demand for Zix email data protection solutions. Zix may not succeed in addressing these and other risks. Further information regarding factors that could affect Zix financial and other results can be found in the risk factors section of Zix’s most recent filing on Form 10-K with the Securities and Exchange Commission.

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Zix Company Contact Taylor Johnson (214) 370-2134 tjohnson@zixcorp.com	Zix Investor Contact Matt Glover and Najim Mostamand Liolios Group, Inc. (949) 574-3860 ZIXI@liolios.com

www.zixcorp.com